MADSEN & ASSOCIATES CPAS, INC.

June 19, 2013

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 19, 2013 of Sino Agro Food, Inc. and are in agreement with the statements contained in first sentence with regards to the dismissal of Madsen & Associates CPAs, Inc., of the first paragraph, the second and third paragraphs therein in their entirety. We have no basis to agree or disagree with the other statements of the Registrant contained therein.

/s/ Madsen & Associates CPA’s, Inc. Madsen & Associates CPAs, Inc.

Salt Lake City, Utah